Exhibit 1

JOINT FILING AGREEMENT

July 31, 2024

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on the date hereof (including amendments thereto) with respect to the Common Shares, without par value, of Algoma Steel Group, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

ZEKELMAN INDUSTRIES, INC.

By:	/s/ Michael Graham
Name:	Michael Graham
Title:	Chief Financial Officer

ATLAS TUBE CANADA ULC

By:	/s/ Michael Graham
Name:	Michael Graham
Title:	Vice President & Treasurer